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                                                                  Exhibit (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 5, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Deutsche Bank Securities Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash All of the Outstanding Shares of Common Stock (Including the Associated Rights to Purchase Shares of Series A Preferred Stock) of Acuson Corporation at $23 Net Per Share in Cash by Sigma Acquisition Corp. a wholly owned subsidiary of Siemens Corporation an indirect wholly owned subsidiary of Siemens Aktiengesellschaft

Sigma Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of Siemens Corporation, a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the "Common Stock"), of Acuson Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase shares of Series A Preferred Stock (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of November 5, 1998, between the Company and Fleet National Bank (f/k/a BankBoston, N.A.), as amended (the Common Stock and the Rights together being referred to herein as the "Shares"), at a price of $23.00 per Share, net to the seller in cash (less any required withholding taxes), without interest, on the terms and subject to the onditions set forth in the Offer to Purchase, dated October 5, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 2, 2000, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) A NUMBER OF SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN ON THE APPLICABLE EXPIRATION DATE OF THE OFFER THAT, TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS AFFILIATES (INCLUDING PURCHASER), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF (A) ALL OUTSTANDING SHARES PLUS (B) ALL SHARES ISSUABLE UPON EXERCISE OF OPTIONS AND OTHER SIMILAR RIGHTS THAT BY THEIR TERMS ARE OR WILL BE EXERCISABLE BEFORE DECEMBER 31, 2000 (OR, UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN THE OFFER TO PURCHASE, MARCH 31, 2001) (THE "MINIMUM CONDITION") AND (ii) THE RECEIPT OF APPROVALS REQUIRED BY OR THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIODS UNDER UNITED STATES AND GERMAN ANTITRUST AND COMPETITION LAWS. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 13 OF THE OFFER TO PURCHASE.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 26, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The purpose of the Offer is for Siemens AG, indirectly through Purchaser, to acquire a majority voting interest in the Company as the first step in a business combination. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that as soon as practicable after completion of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each then outstanding Share not owned by Parent or any of its affiliates or held in treasury by the Company or any subsidiary of the Company, all of which will be canceled and retired and will cease to exist (other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the
DGCL), will be converted into the right to receive $23.00 in cash or any higher price which may be paid for Shares pursuant to the Offer, without interest (the "Merger Consideration").

The Board of Directors of the Company, at a meeting held on September 26, 2000, by unanimous vote determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders, approved the
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Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors unanimously recommends that the Company's stockholders accept the Offer, tender their Shares in the Offer and, if required under the DGCL or the Company's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

Tendering stockholders who have Shares registered in their names and who tender directly to EquiServe Trust Company, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by Purchaser because of any extension of the Offer or delay in making any payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Purchaser may, without the consent of the Company (and if requested in writing by the Company, will), (i) extend and re-extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date (as defined below) any of the conditions to Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived and (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer. Purchaser also may extend the Offer on one occasion for an aggregate period of not more than 10 business days if the Minimum Condition has been satisfied but less than 90% of the total number of (a) all outstanding Shares plus (b) all Shares issuable upon exercise of options and other similar rights that by their terms are or will be exercisable before December 31, 2000 (or, under certain circumstances described in the Offer to Purchase, March 31, 2001), has been validly tendered and not properly withdrawn as of the Expiration Date. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date; provided, however, that if Purchaser elects to extend the Offer pursuant to the preceding sentence, then all remaining conditions to the Offer will be deemed to be irrevocably waived except to the limited extent described in Section 13 of the Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, November 2, 2000, unless Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser shall expire. The Purchaser does not currently intend to make a subsequent offering period available following the Expiration Date (the "Subsequent Offering Period") pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although it reserves the right to do so in its sole discretion.

Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the offering period by giving oral or written notice of such extension to the Depositary. During any such extension of the offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or payment for, any tendered Shares not theretofore accepted for payment or paid for, (ii) to amend the Offer on the failure of any of the conditions specified in the Merger Agreement and (iii) to waive any condition (other than the Minimum Condition) and to modify or change any other term or condition of the Offer, by giving oral or written notice of such delay, amendment, waiver, modification or change to the Depositary. Purchaser will make a public announcement of any such delay, amendment, waiver, modification or change. Unless previously approved by the Company in writing, no term or condition of the Offer may be modified or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, limits the number of Shares sought in the Offer, changes the conditions to the Offer (other than conditions that are immaterial and administrative in nature) in a manner adverse to the holders of the Shares or imposes additional conditions to the Offer (other than conditions that are immaterial and administrative in nature). If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period, not beyond a total of 20 business days, by giving oral or written notice of such extension to the Depositary. On the terms and subject to the conditions of the Offer, promptly after expiration of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered during the offering period and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law.

Purchaser will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Shares tendered in any Subsequent Offering Period and accepted for payment may not be withdrawn. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any decision to provide a Subsequent Offering Period will be disseminated in accordance with applicable rules, regulations and interpretations of the Securities and Exchange Commission. Purchaser will announce the decision to provide a Subsequent Offering Period and the approximate number and percentage of Shares deposited as of the expiration of the offering period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the offering period, and such securities will be immediately accepted and promptly paid for. All conditions to the Offer must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after December 3, 2000. Except as otherwise provided below and in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of
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Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered if different from that of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Siemens AG, Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided to Purchaser its list of stockholders and security posit ion listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Call Collect: (212) 440-9800 Call Toll Free: (800) 223-2064

The Dealer Manager for the Offer is:
Deutsche Banc Alex. Brown
Deutsche Bank Securities Inc.
130 Liberty Street, 33rd Floor
New York, New York 10006
Call Toll Free: (877) 305-4920

October 5, 2000